Exhibit 10.22

Corporate Office

Employee Bonus Program

2007

Corporate Office Employee Revised March 23, 2007	1

SBARRO

Corporate Office Employee Bonus Plan

Purpose – The purpose of this Bonus Plan (the “Plan”) is to allow all eligible Sbarro corporate office employees to share in the EBITDA improvements achieved in 2007 which are in excess of our actual 2006 EBITDA results. EBITDA is an accounting term which stands for “Earnings Before Interest, Taxes, Depreciation and Amortization”. Mid Ocean Management fees are not included in the calculation of EBITDA. This Bonus Plan covers the period January 1, 2007 – December 30, 2007 (52 weeks).

Eligibility - Eligibility for participation in the Plan shall be limited to corporate office employees, including Corporate Officers, Directors, Department Managers, Other Salaried Employees and Hourly-Paid Employees and such other persons that the company shall incorporate into the plan. The effective date of this Plan is January 1, 2007. All corporate office employees employed or hired after January 1, 2007 become participants in the Plan on a pro-rata basis computed on the number of weeks worked during the plan year. Participation in the Plan ends December 30, 2007, unless extended by the Company. Participation also ends if the Plan is terminated for any reason or if the participant’s employment is terminated for any reason prior to payment.

How The Plan Works –

•	A Business Plan EBITDA objective will be set by executive management.

•	The Business Plan EBITDA objective will be made known to all plan participants at the beginning of the plan year.

•	Each Bonus Plan participant will be told their personal targeted bonus dollars and the related percentage of salary bracket.

How Do I Earn a Bonus?

•	During the year 2007, all plan participants will work toward meeting or exceeding Business Plan EBITDA.

•

Each participant shall receive a bonus based upon exceeding the 2006 EBITDA. You will reach 100% of your targeted bonus if the Company meets its 2007 business plan EBITDA. You can achieve more than your targeted bonus if the Company exceeds its 2007 business plan EBITDA.

•	Your personal targeted bonus is determined by taking your base salary and multiplying by your targeted bonus percentage of salary bracket.

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How Do I Calculate My Bonus?

Should EBITDA fall any where between 2006 EBITDA of $59,000,000 and the budgeted 2007 EBITDA of $65,000,000 then you will receive the pro rata percentage of your targeted bonus.

For Example

	EBITDA Achieved	Personal Targeted Bonus Dollars
2006 EBITDA	$59,000,000	None
	$60,000,000	20% of Personal Targeted Bonus Dollars
	$61,000,000	36% of Personal Targeted Bonus Dollars
	$62,000,000	52% of Personal Targeted Bonus Dollars
	$63,000,000	68% of Personal Targeted Bonus Dollars
	$64,000,000	84% of Personal Targeted Bonus Dollars
2007 Target	$65,000,000	100% of Personal Targeted Bonus Dollars
EBITDA	$66,000,000	Targeted bonus dollars plus 16%
	$67,000,000	Targeted bonus dollars plus 32%
	$68,000,000	Targeted bonus dollars plus 48%
	$69,000,000	Targeted bonus dollars plus 64%
	$70,000,000	Targeted bonus dollars plus 80%
	$71,000,000	Targeted bonus dollars plus 100%

We have used million dollar increments in the above example. Should the actual EBITDA fall between the million dollar increments the percentage of your personal targeted bonus dollars would fall between the two calculations.

When Will The Bonus Be Paid?

Bonuses will be paid (15) days after the certified year-end statements of company performance are official, but no later than April 20, 2007. You must be an active employee at the time of the bonus plan payout to remain eligible for a bonus.

Conclusion

This is a great opportunity for all of us to work together to share in improved EBITDA performance. We anticipate an exciting and productive 2007 for our guests, employees, vendors and shareholders.

New Hires - If an individual becomes a new participant during the plan year, the bonus award will be pro-rated based on the number of completed weeks of participation.

Leaves of Absence – Employees on an approved leave of absence during the bonus period will receive a pro-rated portion of the bonus that constitutes the time that the employee has been physically at work.

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Death and Disability – In the event of involuntary termination of employment for reasons of death or continuing inability to perform job duties due to a medical condition (despite reasonable accommodation) any unpaid, earned incentive awards applicable to the bonus period shall be paid on pro-rata basis as soon as possible after the death or disability. In the event of the death of a participant in the Plan, any bonus award shall be paid to the estate or designated beneficiary.

Other Plan Provisions – Promotions and other intra and inter-company movement of employees shall be administered as specified by accepted company compensation administration practices. Where there is conflict between this Plan and other practices previously set forth, the Company, in its sole discretion, shall make a determination of Plan eligibility.

Company Standards and Legal Regulations – Awards distributed under this Plan are based on the understanding and condition that each participant will act, and will conduct the company’s business, in accordance with proper business practices, policies and procedures, in strict compliance with all applicable laws and company policies, and according to the highest ethical standards. The Company, in its sole discretion, retains the right to modify, suspend, discontinue and deny bonus awards to participants who fail to comply with established company policies and business ethics, or who fail to comply with applicable federal, state and local laws.

Amendment or Termination of the Plan – The Company may terminate, amend, discontinue or modify this Plan at any time without prior notice to participants. The Bonus Plan may be discontinued or changed by the Company at any time for any reason or no reason, and should not be regarded as a condition or agreement of employment. Nothing in this Plan alters the at will status of employment, pursuant to which the company or a Plan participant can terminate their employment relationship without cause, notice or liability.

Financial Statements and Books and Records Conclusive – All determinations under this Plan shall be made in accordance with the Company’s internal methods of accounting and shall be based upon the financial statements prepared by, as applicable, the Company’s finance department. For this purpose, the Company’s books and records will be conclusive.

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2007 Targets

Category	Bonus % of Salary
Corporate Officer	50%
Senior Directors	30%
Directors	25%
Senior Manager	20%
Department Manager	15%
Other Salaried Employees	10%
Non-Exempt Supervisors	10%
Executive Administration	10%
Hourly-Paid Employees	5%

Corporate Office Employee Revised March 23, 2007	5